EXHIBIT 99

SCHERING-PLOUGH EMPLOYEES’

SAVINGS PLAN

Effective January 1, 2002

SCHERING-PLOUGH EMPLOYEES’
SAVINGS PLAN
Effective January 1, 2002

i

ii

iii

SCHERING-PLOUGH EMPLOYEES’ SAVINGS PLAN
Effective January 1, 2002

ARTICLE 1. DEFINITIONS

1.01	“Accounts” means the Salary Deferral Account and the Employee Rollover Account.

1.02	“Actual Deferral Percentage” means, with respect to a specified group of Eligible Employees, the average of the ratios, calculated separately for each Eligible Employee in that group, of (a) the amount of Salary Deferral Contributions made pursuant to Section 3.01 for a Plan Year (including Salary Deferral Contributions returned to a Highly-Compensated Employee under Section 3.01(d) and Salary Deferral Contributions returned to any Eligible Employee pursuant to Section 3.01(e)), to (b) the Eligible Employees’ Statutory Compensation for that entire Plan Year, provided that, upon the direction of the Committee, Statutory Compensation for a Plan Year shall only be counted if received during the period an Eligible Employee is, or is eligible to become, a Participant. The Actual Deferral Percentage for each group and the ratio determined for each Eligible Employee in the group shall be calculated to the nearest one one-hundredth of 1 percent. For purposes of determining the Actual Deferral Percentage for a Plan Year, Salary Deferral Contributions may be taken into account for a Plan Year only if they:

(a)	relate to compensation that either would have been received by the Eligible Employee in the Plan Year but for the deferral election, or are attributable to services performed by the Eligible Employee in the Plan Year and would have been received by the Eligible Employee within 2½ months after the close of the Plan Year but for the deferral election,

(b)	are allocated to the Eligible Employee as of a date within that Plan Year and the allocation is not contingent on the participation or performance of service after such date, and

(c)	are actually paid to the Trustee no later than 12 months after the end of the Plan Year to which the contributions relate.

1.03	“Affiliated Employer” means any company which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which also includes as a member an Employer; any trade or business under common control (as defined in Section 414(c) of the Code) with an Employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes an Employer; and any other entity required to be aggregated with an Employer pursuant to regulations under Section 414(o) of the Code. Notwithstanding the foregoing, for purposes of Sections 1.28 and 3.07, the definitions in Sections 414(b) and (c) of the Code shall be modified as provided in Section 415(h) of the Code.

1.04	“Annual Dollar Limit” means (a) for Plan Years beginning on or after January 1, 1994 and before January 1, 2002, $150,000, as adjusted from time to time for cost of living in accordance with Section 401(a)(17)(B) of the Code, and (b) for Plan Years beginning on or after January 1, 2002, $200,000, as adjusted from time to time for cost of living in accordance with Section 401(a)(17)(B) of the Code.

1.05	“Annuity Starting Date” means the first day of the first period for which an amount is paid following a Participant’s retirement or other termination of employment.

1.06	“Associated Company” means any corporation or other entity which is a subsidiary of or associated with the Company and which is not an Employer or Affiliated Employer.

1.07	“Beneficiary” means any person, persons or entity designated by a Participant to receive any benefits payable in the event of the Participant’s death. However, a married Participant’s spouse shall be deemed to be the Participant’s Beneficiary, unless or until the Participant elects another

Beneficiary with Spousal Consent. If no Beneficiary designation is in effect at the Participant’s death, or if no person, persons or entity so designated survives the Participant, the Participant’s surviving spouse, if any, shall be deemed to be the Beneficiary; otherwise the Beneficiary shall be the estate of the Participant.

1.08	“Board of Directors” means the Board of Directors of the Plan Sponsor.

1.09	“Catch-Up Contributions” means, effective July 1, 2002, Salary Deferral Contributions made to the Plan pursuant to Section 3.01(b), which constitute catch-up contributions under Section 414(v) of the Code. The determination of whether any contribution constitutes a Catch-Up Contribution for a Plan Year shall be determined as of the end of such Plan Year, in accordance with Section 414(v) of the Code and the regulations thereunder.

1.10	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.11	“Committee” means (i) prior to January 1, 1999, the Profit-Sharing and Savings Committee and (ii) on and after January 1, 1999, the Employee Benefits Committee, established by the Company to administer the Plan as provided in Article 10.

1.12	“Company” means Schering-Plough Corporation, or any successor by merger, purchase or otherwise.

1.13	“Company Stock” means the common stock of the Company.

1.14	“Company Stock Fund” means the Investment Fund that is intended to be invested primarily in Company Stock.

1.15	“Compensation” means the sum of an Eligible Employee’s base pay, commissions, paid cash bonus, overtime, and shift differential paid through an Employer’s U.S. payroll or, except to the extent otherwise designated by the Committee under rules equally applicable to similarly situated employees, reported by an Affiliated Employer on the Eligible Employee’s U.S. federal income tax reporting statement, for services rendered to the Employer, determined prior to any reduction pursuant to Section 3.01 or pursuant to a cafeteria plan under Section 125 of the Code or pursuant to a qualified transportation fringe under Section 132(f) of the Code. For purposes of this Section, effective for Plan Years beginning on or after January 1, 1998, amounts that are not includible in gross income by reason of Section 125 of the Code include any amounts not available to an Eligible Employee in cash in lieu of group health coverage because the Eligible Employee is unable to certify that he or she has other health coverage. Such amounts will be treated as amounts under Section 125 of the Code only if the Employer does not request or collect information regarding the Eligible Employee’s other health coverage as part of the enrollment process for the health plan. However, Compensation for a Plan Year shall not exceed the Annual Dollar Limit. The Annual Dollar Limit shall apply, in the case of Salary Deferral Contributions, to Compensation earned after the date in the Plan Year that an Eligible Employee first elects to make contributions under Section 3.01.

1.16	“Disability” means either (a) the Member is receiving benefits under an Employer’s long-term disability plan, or (b) the Committee or its delegate determines that the Member would be receiving disability benefits under the Employer’s long-term disability plan if the Member were covered under such plan.

1.17	“Earnings” means the amount of earnings to be returned with any excess deferrals or excess contributions under Section 3.01 or 3.05 for a Plan Year, determined as of the last day of such Plan Year under the Plan’s method of allocating income to Participants’ Accounts pursuant to Article 5.

1.18	“Effective Date” means January 1, 1983, the date as of which the Plan was first effective.

1.19	“Eligible Employee” means an Employee who receives stated compensation from an Employer other than a pension, severance pay, retainer, or fee under contract; however, the term “Eligible Employee” excludes (i) any person who is included in a unit of employees covered by a collective bargaining agreement which does not provide for his or her participation in the Plan, (ii) any person who serves only as a director of an Employer, (iii) any person who is not a citizen of the United States who is on temporary assignment with an Employer for a period not exceeding five years unless with the consent of the Committee or its delegate, (iv) any person who is, agrees or has agreed that he or she is an independent contractor, or who has any agreement or understanding with an Employer or Affiliated Employer that the person is not an Employee or Eligible Employee, even if the individual previously may have been an Employee or Eligible Employee, (v) any Leased Employee, or (vi) any person who is employed by a temporary or other employment agency, regardless of the amount of control, supervision or training provided by an Employer or Affiliated Employer, whether or not such person is a Leased Employee. These exclusions are unaffected by any ruling of a court, agency or other authority holding that any person is in fact an employee of an Employer or Affiliated Employer under any standard whatsoever.

1.20	“Employee” means an individual who is employed by an Employer or Affiliated Employer on a part-time or full-time basis and who is paid by such Employer or Affiliated Employer.

1.21	“Employee Rollover Account” means the account credited with the Rollover Contributions made by a Participant and any earnings on those contributions.

1.22	“Employer” means the Plan Sponsor, with respect to its employees; or any other company participating in the Plan as provided in Section 12.03, with respect to its employees.

1.23	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.24	“Highly-Compensated Employee” means for a Plan Year commencing on or after January 1, 1997, any employee of an Employer or an Affiliated Employer (whether or not eligible for participation in the Plan) who

(i)	was a five percent owner (as defined in Section 416(i) of the Code) for such Plan Year or the prior Plan Year, or

(ii)	for the preceding Plan Year received Statutory Compensation in excess of $80,000. The $80,000 dollar amount in the preceding sentence shall be adjusted from time to time for cost of living in accordance with Section 414(q) of the Code.

Notwithstanding the foregoing, employees who are nonresident aliens and who receive no earned income from an Employer or an Affiliated Employer which constitutes income from sources within the United States shall be disregarded for all purposes of this Section.

The provisions of this Section shall be further subject to such additional requirements as shall be described in Section 414(q) of the Code and its applicable regulations, which shall override any aspects of this Section inconsistent therewith.

1.25	“Hour of Service” means each hour for which the employee is paid or entitled to payment for the performance of duties for an Employer or Affiliated Employer.

1.26	“Investment Committee” means the Schering-Plough Employee Benefits Investment Committee.

1.27	“Investment Fund” means the separate funds or investment vehicles in which contributions to the Plan are invested in accordance with Article 4.

1.28	“Leased Employee” means any person (other than a common law employee of an Employer) who, pursuant to an agreement between the Employer and any other person (“leasing organization”) has performed services for the Employer or any related persons determined in accordance with Section 414(n)(6) of the Code on a substantially full-time basis for a period of at least one year and such services are performed under the primary direction of or control by the Employer. In the case of any person who is a Leased Employee before or after a period of service as an Eligible Employee, the entire period during which he or she has performed services as a Leased Employee shall be counted as service as an Eligible Employee for all purposes of the Plan, except that he or she shall not, by reason of that status, become a Participant of the Plan or have contributions made to the Plan on his or her behalf while a Leased Employee.

1.29	“Non-Highly-Compensated Employee” means for any Plan Year an employee of an Employer or an Affiliated Employer who is not a Highly-Compensated Employee for that Plan Year.

1.30	“Notice” means the indication by the Eligible Employee of his or her wishes through the written, electronic or telephonic means provided for the particular purpose by the Committee or its delegate.

1.31	“Participant” means any person included in the participation of the Plan as provided in Article 2.

1.32	“Plan” means the Schering-Plough Employees’ Savings Plan as set forth in this document or as amended from time to time.

1.33	“Plan Sponsor” means Schering Corporation, or any successor by merger, purchase or otherwise.

1.34	“Plan Year” means the 12-month period beginning on any January 1.

1.35	“Retirement” means the termination of employment of a Participant by early, normal or other retirement under a retirement plan of an Employer or an Affiliated Employer.

1.36	“Rollover Contributions” means amounts contributed pursuant to Section 3.02.

1.37	“Salary Deferral Account” means the account credited with the Salary Deferral Contributions made on a Participant’s behalf and any earnings on those contributions.

1.38	“Salary Deferral Contributions” means amounts contributed pursuant to Section 3.01.

1.39	“Severance Date” means the earliest of (a) the date an Employee quits, retires, is discharged or dies, (b) in respect of an Eligible Employee who ceases to be employed by an Employer on account of Disability and who fails to return to employment with an Employer or Affiliated Employer on recovery from Disability, the date of such recovery from Disability, or (c) the first anniversary of the date on which an Employee is first absent from service, with or without pay, for any reason such as vacation, holiday, sickness, disability, layoff or leave of absence. Notwithstanding the foregoing, if an Employee is granted an authorized leave of absence (which may include such periods of layoff or other absence as the Committee or its delegate determines, under rules equally applicable to similarly situated Employees), and the Employee returns to service on or before the end of such authorized leave of absence, then no Severance Date shall be deemed to have occurred because of such authorized leave of absence.

1.40	“Spousal Consent” means the written consent of a Participant’s spouse to the Participant’s designation of a specified Beneficiary. The specified Beneficiary shall not be changed unless further Spousal Consent is given. The spouse’s consent shall be witnessed by a Plan representative or notary public. The consent of the spouse shall also acknowledge the effect on him or her of the Participant’s election. The requirement for spousal consent may be waived by the Committee or its delegate if it believes there is no spouse, or the spouse cannot be located, or because of such other circumstances as may be established by applicable law. Spousal Consent shall be applicable only to the particular spouse who provides such consent.

1.41	“Statutory Compensation” means an employee’s total compensation up to the Annual Dollar Limit paid by an Employer or an Affiliated Employer which is reported on the employee’s federal income tax reporting statement (Form W-2) for the Plan Year. For purposes of determining Highly-Compensated Employees under Section 1.24 and key employees under Section 13.06(a)(iii), Statutory Compensation shall include amounts contributed by an Employer pursuant to a salary reduction agreement which are not includible in the gross income of the employee under Sections 125, 132(f), 402(e)(3), 402(h) or 403(b) of the Code. For all other purposes, Statutory Compensation shall also include the amounts referred to in the preceding sentence, unless the Committee directs otherwise for a particular Plan Year. For purposes of this Section, effective for Plan Years beginning on or after January 1, 1998, amounts that are not includible in gross income by reason of Section 125 of the Code include any amounts not available to an employee in cash in lieu of group health coverage because the employee is unable to certify that he or she has other health coverage, provided that such amounts will be treated as amounts under Section 125 of the Code only if the Employer does not request or collect information regarding the employee’s other health coverage as part of the enrollment process for the health plan.

1.42	“Trust Fund” means the fund established by the Plan Sponsor as part of the Plan into which contributions are to be made and from which benefits are to be paid in accordance with the terms of the Plan.

1.43	“Trustee” means the trustee holding the funds of the Plan as provided in Article 11.

1.44	“Valuation Date” means each trading day of the New York Stock Exchange.

1.45	“Year of Service” means, with respect to any employee, a 12-month period of employment with an Employer or an Affiliated Employer, whether or not as an Eligible Employee, beginning on the date he or she first completes an Hour of Service and ending on his or her Severance Date. However, if an employee’s employment is terminated and he or she is later reemployed within one year of the earlier of (i) his or her date of termination of service or (ii) the first day of an absence from service immediately preceding his or her date of termination, the period between his or her Severance Date and his or her date of reemployment shall be included in his or her Years of Service. For purposes of this Section 1.45, service with an Associated Company shall be treated as service with an Employer solely to the extent designated by the Committee under rules equally applicable to similarly situated employees. In addition:

(a)	Solely with respect to employees of Schering-Plough Animal Health Corporation on July 1, 1997, Years of Service shall include periods of employment with Mallinckrodt, Inc. or any wholly-owned subsidiary thereof which would otherwise be recognized as Years of Service under the foregoing provisions of this Section 1.45 had such periods of employment been with an Employer.

(b)	Solely with respect to employees of Syntro Corporation on July 1, 1997, Years of Service shall include periods of employment with Mallinckrodt, Inc. or any wholly-owned subsidiary thereof which would otherwise be recognized as Years of Service under the foregoing provisions of this Section 1.45 had such periods of employment been with an Employer.

(c)	Solely with respect to employees of SyntroVet Incorporated on July 1, 1997, Years of Service shall include periods of employment with Mallinckrodt, Inc. or any wholly-owned subsidiary thereof which would otherwise be recognized as Years of Service under the foregoing provisions of this Section 1.45 had such periods of employment been with an Employer.

(d)	Solely with respect to employees of Schering-Plough Veterinary Operations, Inc. on July 1, 1997, Years of Service shall include periods of employment with Mallinckrodt, Inc. or any wholly-owned subsidiary thereof which would otherwise be recognized as Years of Service under the foregoing provisions of this Section 1.45 had such periods of employment been with an Employer.

ARTICLE 2. ELIGIBILITY AND PARTICIPATION

2.01	Eligibility

Prior to January 1, 2000, each Employee shall be eligible to become a Participant on any date coincident with or following the date he or she completes one Year of Service, provided he or she is then an Eligible Employee. On and after January 1, 2000, each Employee shall be eligible to become a Participant on any date coincident with or following the date he or she first completes one Hour of Service, provided he or she is then an Eligible Employee.

2.02	Participation

An Eligible Employee who meets the eligibility requirements of Section 2.01 shall become a Participant as soon as administratively practicable after the date on which he or she in the manner prescribed by the Committee or its delegate:

(a)	makes the election described in Section 3.01;

(b)	authorizes the Employer to reduce his or her Compensation; and

(c)	names a Beneficiary.

2.03	Reemployment of Former Employees and Former Participants

(a)	Any person reemployed by an Employer as an Eligible Employee, who was previously a Participant or who was previously eligible to become a Participant, shall become a Participant as soon as administratively practicable after meeting the requirements of Section 2.02 following his or her reemployment.

(b)	Prior to January 1, 2000, any person reemployed by an Employer as an Eligible Employee, who was not previously eligible to become a Participant, shall be eligible to become a Participant on any date following the later of (i) his or her reemployment date and (ii) first anniversary of the date he or she completed his or her first Hour of Service during his or her original period of employment, provided he or she is then an Eligible Employee. On and after January 1, 2000, any person reemployed by an Employer as an Eligible Employee, who was not previously eligible to become a Participant, shall be eligible to become a Participant on any date coincident with or next following the date he or she completes one Hour of Service, provided he or she is then an Eligible Employee. Such reemployed Eligible Employee shall become a Participant as soon as administratively practicable after the date he or she meets the requirements of Section 2.02.

2.04	Transferred Participants

A Participant who remains in the employ of an Employer, an Affiliated Employer or, solely to the extent designated by the Committee under rules equally applicable to similarly situated employees, an Associated Company but ceases to be an Eligible Employee shall continue to be a Participant of the Plan but shall not be eligible to make Salary Deferral Contributions while his or her employment status is other than as an Eligible Employee.

2.05	Termination of Participation

A Participant’s participation shall terminate on the date he or she is no longer employed by an Employer, an Affiliated Employer or, solely to the extent designated by the Committee under rules equally applicable to similarly situated employees, an Associated Company unless the Participant is entitled to benefits under the Plan, in which event his or her (or such person’s Beneficiary’s) participation shall terminate when those benefits are distributed to such Participant or on his or her behalf.

ARTICLE 3. CONTRIBUTIONS

3.01	Salary Deferral Contributions

(a)	A Participant may elect under Section 2.02 to reduce his or her Compensation payable while a Participant:

(i)	with respect to a Participant covered by a collective bargaining agreement between an Employer and the International Chemical Workers Union, Council of the United Food and Commercial Workers International Union No. 194-C, by at least 1 percent and not more than 10 percent (not more than 6 percent with respect to Compensation paid for pay periods ending on or after January 1, 2001); or

(ii)	with respect to any other Participant:

(A)	if the Participant is a Highly-Compensated Employee, by at least 1 percent and not more than 4 percent (not more than 6 percent with respect to Compensation paid for pay periods ending on or after January 1, 2001), or

(B)	if the Participant is a Non Highly-Compensated Employee, by at least 1 percent and not more than 4 percent (not more than 6 percent with respect to Compensation paid for pay periods ending on or after January 1, 2001 but prior to July 1, 2002, and not more than 50 percent with respect to Compensation paid for pay periods ending on or after July 1, 2002);

in multiples of 1 percent, and have that amount contributed to the Plan by his or her Employer as Salary Deferral Contributions. Salary Deferral Contributions shall be further limited as provided below and in Sections 3.05, 3.06, and 3.07. Any Salary Deferral Contributions shall be paid to the Trustee as soon as practicable, but in no event later than the 15th day of the month following the month in which the amounts would otherwise have been payable to the Participant in cash.

(b)	Effective on or after July 1, 2002, a Participant who has attained or will attain age 50 by the last day of a Plan Year may elect, in accordance with procedures prescribed by the Committee or its delegate, to make Catch-Up Contributions for any Plan Year in accordance with and subject to the limitations of Section 414(v) of the Code. Such Catch-Up Contributions shall be subject to the following special rules:

(i)	A Participant’s Catch-Up Contributions shall not be taken into account for purposes of applying the limitations under Sections 402(g) and 415 of the Code and Participants’ Catch-Up Contributions shall not be taken into account in applying the Actual Deferral Percentage Test under Section 3.05.

(ii)	The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Sections
401(k)(3), 401(k)(11), 401(k)(12), 410(b) or 416 of the Code, as applicable, by reason of making such Catch-Up Contributions.

(iii)	The determination of whether a Salary Deferral Contribution under this Section constitutes a Catch-Up Contribution for any Plan Year shall be determined as of the end of such Plan Year, in accordance with Section 414(v) of the Code. Salary Deferral Contributions that are intended to be Catch-Up Contributions for a Plan Year but which do not qualify as Catch-Up Contributions as of the end of the Plan Year shall be treated for all purposes under the Plan as Salary Deferral Contributions made under Section 3.01(a).

(iv)	In the event that the sum of a Participant’s Catch-Up Contributions and similar contributions to any other qualified defined contribution plan and/or Code Section 403(b)

plan maintained by the Employer or an Affiliated Employer exceeds the dollar limit on catch-up contributions under Section
414(v) of the Code for any calendar year as in effect for such calendar year, the Participant shall be deemed to have elected a return of the Catch-Up Contributions in excess of the limit under Section 414(v) of the Code and such amount shall be treated in the same manner as “excess deferrals” under Section 3.01(d).

(v)	If a Participant makes catch-up contributions under a qualified defined contribution plan and/or Code Section 403(b) plan maintained by an employer other than the Employer or an Affiliated Employer for any calendar year and those contributions when added to his Catch-Up Contributions exceed the dollar limit on catch-up contributions under Section 414(v) of the Code for that calendar year, the Participant may allocate all or a portion of such “excess catch-up contributions” to this Plan. In the event such Participant notifies the Committee or its delegate of the “excess catch-up contributions” in the same manner as is required for allocated “excess deferrals” under Section 3.01(e), such “excess catch-up contributions” shall be distributed in the same manner as “excess deferrals” under Section 3.01(e).

(c)	In no event shall the Participant’s Salary Deferral Contributions and similar contributions made on his or her behalf by an Employer or an Affiliated Employer to all plans, contracts or arrangements subject to the provisions of Section 401(a)(30) of the Code in any calendar year exceed $7,000, as adjusted from time to time for cost of living pursuant to Section 402(g)(5) of the Code. If a Participant’s Salary Deferral Contributions in a calendar year reach that dollar limitation, his or her election of Salary Deferral Contributions for the remainder of the calendar year will be canceled. As of the first pay period of the calendar year following such cancellation, the Participant’s election of Salary Deferral Contributions shall again become effective in accordance with his or her previous election, unless the Participant elects otherwise in accordance with Section 3.03.

(d)	In the event that the sum of the Salary Deferral Contributions and similar contributions to any other qualified defined contribution plan maintained by an Employer or an Affiliated Employer exceeds the dollar limitation in Section 3.01(c) for any calendar year, the Participant shall be deemed to have elected a return of Salary Deferral Contributions in excess of such limit (“excess deferrals”) from this Plan. The excess deferrals, together with Earnings, shall be returned to the Participant no later than the April 15 following the end of the calendar year in which the excess deferrals were made. The amount of excess deferrals to be returned for any calendar year shall be reduced by any Salary Deferral Contributions previously returned to the Participant under Section 3.05 for that calendar year.

(e)	If a Participant makes tax-deferred contributions under another qualified defined contribution plan maintained by an employer other than an Employer or an Affiliated Employer for any calendar year and those contributions when added to his or her Salary Deferral Contributions exceed the dollar limitation under Section 3.01(c) for that calendar year, the Participant may allocate all or a portion of such excess deferrals to this Plan. In that event, such excess deferrals, together with Earnings, shall be returned to the Participant no later than the April 15 following the end of the calendar year in which such excess deferrals were made. However, the Plan shall not be required to return excess deferrals unless the Participant notifies the Committee, in writing, by March 1 of that following calendar year of the amount of the excess deferrals allocated to this Plan. The amount of any such excess deferrals to be returned for any calendar year shall be reduced by any Salary Deferral Contributions previously returned to the Participant under Section 3.05 for that calendar year.

3.02	Rollover Contributions

With the permission of the Committee or its delegate and without regard to any limitations on contributions set forth in this Article 3, the Plan may accept from or on behalf of an Eligible Employee, whether or not he or she has met the eligibility requirements for participation, a

Rollover Contribution in cash, consisting of any amount excluding after-tax amounts previously received (or deemed to be received) by him or her from an “eligible retirement plan”. Such Rollover Contribution shall be subject to the following:

(a)	For purposes of this Section, “eligible retirement plan” means, effective after December 31, 2001:

(i)	a qualified plan described in Section 401(a) or 403(a) of the Code;

(ii)	an individual retirement account or individual retirement annuity of the Employee described in Section 408(a) or 408(b) of the Code which contains only amounts that were originally distributed from a qualified plan described in Section 401(a) or 403(a) of the Code (i.e., a “conduit IRA”);

(iii)	an annuity contract described in Section 403(b) of the Code; and

(iv)	an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

(b)	Such Rollover Contribution may be received in either of the following ways:

(i)	The Plan may accept such amount as a direct rollover of an eligible rollover distribution from an eligible retirement plan.

(ii)	The Plan may accept such amount directly from the Employee, provided such amount:

(A)	was distributed to the Employee by an eligible retirement plan;

(B)	is received by the Plan on or before the 60th day after the day it was received by the Employee; and

(C)	would otherwise be included in gross income.

Notwithstanding subparagraph (B) above, the Committee or its delegate may accept a Rollover Contribution more than 60 days after the amount was received by the Employee, provided the Employee has received from the Secretary of the Treasury a waiver of the 60-day requirement, pursuant to Section 402(c)(3)(B) of the Code.

3.03	Change in Contributions

The percentages of Compensation designated by a Participant under Section 3.01 shall automatically apply to increases and decreases in his or her Compensation. A Participant may change his or her election under Section 3.01 by giving such Notice as the Committee or its delegate shall prescribe. The changed percentage shall become effective as soon as administratively practicable following receipt by the Plan Sponsor or its delegate of such Notice.

3.04	Suspension of Contributions

(a)	A Participant may revoke his or her election under Section 3.01 by giving such Notice as the Committee or its delegate shall prescribe. The revocation shall become effective as soon as administratively practicable following receipt by the Plan Sponsor or its delegate of such Notice.

(b)	A Participant who has revoked his or her election under Section 3.01 may resume having his or her Compensation reduced in accordance with Section 3.01 by giving such Notice as the Committee or its delegate shall prescribe. The resumption shall become effective as soon as administratively practicable following receipt by the Plan Sponsor or its delegate of such Notice.

3.05	Actual Deferral Percentage Test

With respect to each Plan Year commencing on or after January 1, 1997 but prior to January 1, 2000, the Actual Deferral Percentage for that Plan Year for Highly-Compensated Employees who are Participants or eligible to become Participants for that Plan Year shall not exceed the Actual Deferral Percentage for the preceding Plan Year for all Non-Highly-Compensated Employees for the preceding Plan Year who were Participants or eligible to become Participants during the preceding Plan Year multiplied by 1.25. With respect to each Plan Year commencing on or after January 1, 2000, the Actual Deferral Percentage for that Plan Year for Highly-Compensated Employees who are Participants or eligible to become Participants for that Plan Year shall not exceed the Actual Deferral Percentage for the Plan Year for all Nonhighly-Compensated Employees for the Plan Year who were Participants or eligible to become Participants during the Plan Year multiplied by 1.25. If the Actual Deferral Percentage for such Highly-Compensated Employees does not meet the foregoing test, the Actual Deferral Percentage for such Highly-Compensated Employees for that Plan Year may not exceed the Actual Deferral Percentage for the preceding Plan Year for all Non-Highly-Compensated Employees for the preceding Plan Year who were Participants or eligible to become Participants during the preceding Plan Year by more than two percentage points, and such Actual Deferral Percentage for such Highly-Compensated Employees for the Plan Year may not be more than 2.0 times the Actual Deferral Percentage for the preceding Plan Year for all Non-Highly-Compensated Employees for the preceding Plan Year who were Participants or eligible to become Participants during the preceding Plan Year. Notwithstanding the foregoing, the Committee may elect to use the Actual Deferral Percentage for Non-Highly-Compensated Employees for the Plan Year being tested rather than the preceding Plan Year provided that such election must be evidenced by a Plan amendment and once made may not be changed except as provided by the Secretary of the Treasury.

The Committee may implement rules limiting the Salary Deferral Contributions which may be made on behalf of some or all Highly-Compensated Employees so that this limitation is satisfied. If the Committee or its delegate determines that the limitation under this Section 3.05 has been exceeded in any Plan Year, the following provisions shall apply:

(a)	The actual deferral ratio of the Highly-Compensated Employee with the highest actual deferral ratio shall be reduced to the extent necessary to meet the actual deferral percentage test or to cause such ratio to equal the actual deferral ratio of the Highly-Compensated Employee with the next highest ratio. This process will be repeated until the actual deferral percentage test is passed. Each ratio shall be rounded to the nearest one one-hundredth of 1 percent of the Participant’s Statutory Compensation. The amount of Salary Deferral Contributions made by each Highly-Compensated Employee in excess of the amount permitted under his or her revised deferral ratio shall be added together. This total dollar amount of excess contributions (“excess contributions”) shall then be allocated to some or all Highly-Compensated Employees in accordance with the provisions of paragraph (b) below.

(b)	The Salary Deferral Contributions of the Highly-Compensated Employee with the highest dollar amount of Salary Deferral Contributions shall be reduced by the lesser of (i) the amount required to cause that Eligible Employee’s Salary Deferral Contributions to equal the dollar amount of the Salary Deferral Contributions of the Highly-Compensated Employee with the next highest dollar amount of Salary Deferral Contributions, or (ii) an amount equal to the total excess contributions. This procedure is repeated until all excess contributions are allocated. The amount of excess contributions allocated to a Highly-Compensated Employee, together with Earnings thereon, shall be distributed to him or her in accordance with the provisions of paragraph (c).

(c)	The excess contributions, together with Earnings thereon, allocated to a Participant shall be paid to the Participant before the close of the Plan Year following the Plan Year in which the excess contributions were made, and to the extent practicable, within 2½ months of the close of the Plan Year in which the excess contributions were made. However, any excess contributions for any Plan Year shall be reduced by any Salary Deferral Contributions previously returned to the Participant under Section 3.01 for that Plan Year.

3.06	Additional Discrimination Testing Provisions

(a)	If any Highly-Compensated Employee is a participant of another qualified plan of an Employer or an Affiliated Employer, other than an employee stock ownership plan described in Section 4975(e)(7) of the Code or any other qualified plan which must be mandatorily disaggregated under Section 410(b) of the Code, under which pre-tax contributions are made on behalf of the Highly-Compensated Employee, the Committee shall implement rules, which shall be uniformly applicable to all employees similarly situated, to take into account all such contributions for the Highly-Compensated Employee under all such plans in applying the limitations of Section 3.05. If any other such qualified plan has a plan year other than the Plan Year defined in Section 1.34, the contributions to be taken into account in applying the limitations of Section 3.05 will be those made in the plan years ending with or within the same calendar year.

(b)	In the event that this Plan is aggregated with one or more other plans to satisfy the requirements of Sections 401(a)(4) and 410(b) of the Code (other than for purposes of the average benefit percentage test) or if one or more other plans is aggregated with this Plan to satisfy the requirements of such sections of the Code, then the provisions of Section 3.05 shall be applied by determining the Actual Deferral Percentage of employees as if all such plans were a single plan. If this Plan is permissively aggregated with any other plan or plans for purposes of satisfying the provisions of Section 401(k)(3) of the Code, the aggregated plans must also satisfy the provisions of Sections 401(a)(4) and 410(b) of the Code as though they were a single plan. For Plan Years beginning after December 31, 1989, plans may be aggregated under this paragraph (b) only if they have the same plan year.

(c)	Notwithstanding any provision of the Plan to the contrary, if employees included in a unit of employees covered by a collective bargaining agreement are participating in the Plan and not more than 2 percent of such employees are Highly-Compensated Employees and professionals, then such employees shall be disregarded in applying the provisions of Section 3.05. However, a separate actual deferral percentage test must be performed for the group of collective bargaining employees on and after January 1, 1993 on the basis that those employees are included in a separate cash-or-deferred arrangement.

(d)	For Plan Years commencing on and after January 1, 1999, if the Committee or its delegate elects to apply the provisions of Section
410(b)(4)(B) to satisfy the requirements of Section 401(k)(3)(A)(i) of the Code, the Committee may apply the provisions of Section 3.05 by excluding from consideration all eligible employees (other than Highly-Compensated Employees) who have not met the minimum age and service requirements of Section 410(a)(1)(A) of the Code.

3.07	Maximum Annual Additions

(a)	The annual addition to a Participant’s Accounts for any Plan Year, which shall be considered the “limitation year” for purposes of Section 415 of the Code, when added to the Participant’s annual addition for that Plan Year under any other qualified defined contribution plan of an Employer or an Affiliated Employer, shall not exceed an amount which is equal to: (i) for Plan Years commencing before January 1, 2002; (A) the lesser of (i) 25 percent of his or her aggregate remuneration (as defined in paragraph (c) below) for that Plan Year or (ii) $30,000, as adjusted pursuant to Section 415(d) of the Code and (ii) for Plan Years commencing on or after January 1, 2002, except to the extent permitted under Section 3.10 of the Plan and Section 414(v) of the Code, the lesser of: (A) 100% of his aggregate remuneration (as defined in paragraph (c) below) for that Plan Year or (B) $40,000, as adjusted pursuant to Section 415(d) of the Code. The remuneration limit referred to in (i)(B) and (ii)(B) above shall not apply to any contributions for medical benefits after separation from service (within the meaning of Section 401(h) of the Code or Section 419A(f)(2) of the Code which is otherwise treated as an annual addition.

(b)	For purposes of this Section, the “annual addition” to a Participant’s Accounts under this Plan or any other qualified defined contribution plan (including a deemed qualified defined contribution plan under a qualified defined benefit plan) maintained by an Employer or an Affiliated Employer shall be the sum of:

(i)	the total contributions, including Salary Deferral Contributions, made on the Participant’s behalf by all Employers and Affiliated Employers,

(ii)	all after-tax contributions, exclusive of any Rollover Contributions, and

(iii)	forfeitures, if applicable, that have been allocated to the Participant’s Accounts under this Plan or his or her accounts under any other such qualified defined contribution plan, and solely for purposes of clause (ii) of paragraph (a) above, and

(iv)	amounts described in Sections 415(1)(1) and 419A(d)(2) allocated to the Participant.

For purposes of this paragraph (b), any Salary Deferral Contributions distributed under Section 3.05 shall be included in the annual addition for the year allocated. However, (i) any loan repayments made under Article 8, and (ii) any excess deferrals timely distributed from the Plan under Section 3.01(d) or (e) shall be excluded from the definition of Annual Addition.

(c)	For purposes of this Section, the term “remuneration” with respect to any Participant shall mean the wages, salaries and other amounts paid in respect of such Participant by an Employer or an Affiliated Employer for personal services actually rendered, and shall include, effective January 1, 1998, amounts contributed by an Employer pursuant to a salary reduction agreement which are not includible in the gross income of the employee under Section 125, 132(f), 402(g) or 457 of the Code, but shall exclude deferred compensation, stock options and other distributions which receive special tax benefits under the Code. For purposes of this Section, effective for Plan Years beginning on or after January 1, 1998, amounts that are not includible in gross income by reason of Section 125 of the Code include any amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that he or she has other health coverage, provided that such amounts will be treated as amounts under Section 125 of the Code only if the Employer does not request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan. Notwithstanding the foregoing, for limitation years commencing prior to January 1, 1998, remuneration shall exclude amounts contributed by an Employer pursuant to a salary reduction agreement which are not includible in the gross income of the employee under Section 125, 402(g)(3) or 457 of the Code.

(d)	If the annual addition to a Participant’s Accounts for any Plan Year, prior to the application of the limitation set forth in paragraph (a) above, exceeds that limitation due to a reasonable error in estimating a Participant’s annual compensation or in determining the amount of Salary Deferral Contributions that may be made with respect to a Participant under Section 415 of the Code, or as the result of the allocation of forfeitures, the amount of contributions credited to the Participant’s Accounts in that Plan Year shall be adjusted to the extent necessary to satisfy that limitation by reducing the Participant’s Salary Deferral Contributions under Section 3.01 to the extent necessary. The amount of the reduction shall be returned to the Participant together with any earnings on the contributions to be returned.

(e)	If a Participant is participating in another qualified defined contribution plan of an Employer or an Affiliated Employer during a particular Plan Year, and the Participant’s annual addition for such Plan Year, prior to the application of the limitation set forth in paragraph (a) above, exceeds that limitation, the Committee, under rules equally applicable to similarly situated Participants, shall determine how to apply the provisions of paragraph (d) above in order to satisfy the limitation. In making its decision, the Committee shall take into account the applicable provisions of the other qualified plans.

(f)	For Limitation Years commencing prior to January 1, 2000, if a Participant is a participant in any qualified defined benefit plan required to be taken into account for purposes of applying the combined plan limitations contained in Section 415(e) of the Code, then for any Limitation Year the sum of the defined benefit plan fraction and the defined contribution plan fraction, as such terms are defined in said Section 415(e), shall not exceed 1.0. If for any Limitation Year commencing prior to January 1, 2000, the foregoing combined plan limitation would be exceeded after the reduction in the contributions to be allocated to a Participant under the Schering-Plough Employees’ Profit-Sharing Incentive Plan as a result of such combined plan limitation, then the Participant’s Salary Deferral Contributions under Section 3.01 shall be reduced to the extent necessary to meet that limitation. The amount of the reduction shall be returned to the Participant together with any earnings on the contributions to be returned. For purposes of this paragraph (e), “Limitation Year” means the Plan Year.

(g)	Any Salary Deferral Contributions returned to a Participant under paragraph (d) or (e) above shall be disregarded in applying the dollar limitation on Salary Deferral Contributions under Section 3.01(c), and in performing the Actual Deferral Percentage Test under Section 3.05.

3.08	Return of Contributions

(a)	If all or part of the deductions for contributions to the Plan are disallowed by the Internal Revenue Service, the portion of the contributions to which that disallowance applies shall be returned to the Company on behalf of the applicable Employers without interest but reduced by any investment loss attributable to those contributions, provided that the contribution is returned within one year after the disallowance of deduction. For this purpose, all contributions made by the Company on behalf of the Employers are expressly declared to be conditioned upon their deductibility under Section 404 of the Code.

(b)	The Company on behalf of the Employers may recover without interest the amount of its contributions to the Plan made on account of a mistake of fact, reduced by any investment loss attributable to those contributions, if recovery is made within one year after the date of those contributions.

(c)	In the event that Salary Deferral Contributions made under Section 3.01 are returned to an Employer in accordance with the provisions of this Section 3.08, the elections to reduce Compensation which were made by Participants on whose behalf those contributions were made shall be void retroactively to the beginning of the period for which those contributions were made. The Salary Deferral Contributions so returned shall be distributed in cash to those Participants for whom those contributions were made.

3.09	Contributions Not Contingent Upon Profits

The Company on behalf of the Employers may make Salary Deferral Contributions to the Plan without regard to the existence or the amount of current and accumulated earnings and profits. Notwithstanding the foregoing, however, this Plan is designed to qualify as a “profit-sharing plan” for all purposes of the Code.

3.10	Contributions During Period of Military Leave

(a)	Notwithstanding any provision of this Plan to the contrary, contributions, benefits, and service credit with respect to qualified uniformed service duty will be provided in accordance with Section 414(u) of the Code. Without regard to any limitations on contributions set forth in this Article 3, a Participant who is absent from the service of an Employer or any Affiliated Employer because of service in the uniformed services of the United States, and he or she returns to service with an Employer or an Affiliated Employer on or after August 1, 1990 having applied to return while his or her reemployment rights were protected by law, may elect to contribute to the Plan the Salary Deferral Contributions (including, effective July 1, 2002, any Catch-Up Contributions) that could have been contributed to the Plan in accordance with the provisions of the Plan had he or she remained continuously employed by an Employer throughout such period of absence (“make-up contributions”). The amount of make-up contributions shall be determined on the basis of the Participant’s Compensation in effect immediately prior to the period of absence and the terms of the Plan at such time. Any Salary Deferral Contributions (or, effective July 1, 2002, Catch-Up Contributions) so determined shall be limited as provided in Sections 3.01(c) and 3.05 with respect to the Plan Year or Years to which such contributions relate rather than the Plan Year in which payment is made. Any payment to the Plan described in this paragraph shall be made during the applicable repayment period. The repayment period shall equal three times the period of absence, but not longer than five years, and shall begin on the latest of: (i) the Participant’s date of reemployment, (ii) October 13, 1996, or (iii) date the Employer notifies the Eligible Employee of his or her rights under this Section 3.10. Earnings (or losses) on make-up contributions shall be credited commencing with the date the make-up contribution is made in accordance with the provisions of Article 4.

(b)	All contributions under this Section 3.10 are considered “annual additions,” as defined in Section 415(c)(2) of the Code, and shall be limited in accordance with the provisions of Section 3.07 with respect to the Plan Year or Years to which such contributions relate rather than the Plan Year in which payment is made.

ARTICLE 4. INVESTMENT OF CONTRIBUTIONS

4.01	Investment Funds

(a)	Contributions to the Plan shall be invested in one or more Investment Funds authorized by the Investment Committee, which, from time to time, may include such equity funds, international equity funds, fixed income funds, money market funds, a Company Stock Fund, and other funds or investment vehicles as the Investment Committee elects to offer.

(b)	The Trustee may keep such amounts of cash as it shall deem necessary or advisable as part of the Investment Funds, all within the limitations specified in the trust agreement.

(c)	Dividends, interest, and other distributions received on the assets held by the Trustee in respect to each of the Investment Funds shall be reinvested in the respective Investment Fund.

4.02	Investment of Participants’ Accounts

A Participant shall make one investment election covering his or her Accounts in accordance with one of the following options:

(a)	100 percent in one of the available Investment Funds;

(b)	in more than one Investment Fund allocated in multiples of 1 percent;

provided, however, that in no event may a Participant allocate more than 50 percent of future contributions to the Company Stock Fund. If a Participant fails to make an investment election with respect to 100 percent of his or her Accounts, the portion of such Accounts not subject to the Participant’s investment election shall be invested in a money market fund or equivalent investment vehicle.

4.03	Responsibility for Investments

Each Participant is solely responsible for the selection of his or her investment options. The Trustee, the Committee, the Investment Committee, any Employer, and the officers, supervisors and other employees of any Employer are not empowered to advise a Participant as to the manner in which his or her Accounts shall be invested. The fact that an Investment Fund is available to Participants for investment under the Plan shall not be construed as a recommendation for investment in that Investment Fund.

4.04	Change of Election

A Participant may change his or her investment election under Section 4.02 by giving such Notice as the Committee or its delegate shall prescribe. The changed investment election shall become effective as soon as administratively practicable after the Trustee receives such Notice, and shall be effective only with respect to subsequent contributions.

4.05	Reallocation of Accounts Among the Investment Funds

A Participant may elect to reallocate his or her Accounts among the Investment Funds, in multiples of 1 percent, by giving such Notice as the Committee or its delegate shall prescribe; provided, however, that in no event may a Participant allocate more than 50 percent of the value of his or her Accounts at the time of the reallocation to the Company Stock Fund. The reallocation shall be effective as soon as administratively practicable after the Trustee receives such Notice.

4.06	Limitations Imposed by Contract

Notwithstanding anything in this Article to the contrary, any contributions invested in a guaranteed investment contract shall be subject to any and all terms of such contract, including any limitations therein placed on the exercise of any rights otherwise granted to a Participant under any other provisions of this Plan with respect to such contributions.

4.07	ERISA Section 404(c) Compliance

This Plan is intended to constitute a plan described in Section 404(c) of ERISA.

ARTICLE 5. VALUATION OF THE ACCOUNTS

5.01	Valuation of the Investment Funds

The Trustee shall value the Investment Funds on each business day. On each Valuation Date there shall be allocated to the Accounts of each Participant his or her proportionate share of the increase or decrease in the fair market value of his or her Accounts in each of the Investment Funds. Whenever an event requires a determination of the value of the Participant’s Accounts, the value shall be computed as of the Valuation Date coincident with or immediately following the date of determination, subject to the provisions of Section 5.02.

5.02	Right to Change Procedures

The Committee reserves the right to change from time to time the procedures used in valuing the Accounts or crediting (or debiting) the Accounts if it determines, after due deliberation and upon the advice of counsel and/or the current recordkeeper, that such an action is justified in that it results in a more accurate reflection of the fair market value of assets. In the event of a conflict between the provisions of this Article and such new administrative procedures, those new administrative procedures shall prevail.

5.03	Statement of Accounts

At least once each calendar quarter, each Participant shall be furnished with a statement setting forth the value of his or her Accounts.

ARTICLE 6. VESTED PORTION OF ACCOUNTS

A Participant shall at all times be 100 percent vested in, and have a nonforfeitable right to, his or her Salary Deferral Account and Employee Rollover Account.

ARTICLE 7. WITHDRAWALS WHILE STILL EMPLOYED

7.01	Withdrawal After Age 70

Effective on and after January 1, 1998, a Participant who shall have attained age 70 in a calendar year may, subject to Section 7.03, elect in any subsequent calendar year to withdraw all or part of his or her Employee Rollover Account and his or her Salary Deferral Account, on a pro rata basis between such Accounts.

7.02	Hardship Withdrawal

(a)	A Participant may, subject to Section 7.03, elect to withdraw in the following order all or part of (i) his or her Salary Deferral Contributions and any earnings credited to his or her Salary Deferral Account prior to January 1, 1989 and (ii) his or her Employee Rollover Account, provided that he or she furnishes proof of “Hardship” satisfactory to the Committee or its delegate in accordance with the provisions of paragraphs (b) and (c) below.

(b)	As a condition for Hardship there must exist with respect to the Participant an immediate and heavy financial need to draw upon his or her Accounts.

(i)	The Committee or its delegate shall presume the existence of such immediate and heavy financial need if the requested withdrawal is on account of any of the following:

(A)	expenses for medical care described in Section 213(d) of the Code previously incurred by the Participant, his or her spouse or any of his or her dependents (as defined in Section 152 of the Code) or necessary for those persons to obtain such medical care;

(B)	costs directly related to the purchase of a principal residence of the Participant (excluding mortgage payments);

(C)	payment of tuition and related educational fees, and room and board expenses, for the next 12 months of post-secondary education of the Participant, his or her spouse, children or dependents (as defined in Section 152 of the Code);

(D)	payment of amounts necessary to prevent eviction of the Participant from his or her principal residence or to avoid foreclosure on the mortgage of his or her principal residence; or

(E)	the inability of the Participant to meet such other expenses, debts or other obligations recognized by the Internal Revenue Service as giving rise to immediate and heavy financial need for purposes of Section 401(k) of the Code.

(ii)	The Committee or its delegate may determine the existence of immediate and heavy financial need in situations other than those described in (i) above where the Participant demonstrates the withdrawal is necessary for such other exigent circumstances as the Committee or its delegate shall determine in an objective and nondiscriminatory manner.

The amount of the withdrawal may not be in excess of the amount of the financial need of the employee, including an additional amount equal to 30 percent of the amount otherwise needed to satisfy such financial need to pay any federal, state or local taxes and any amounts necessary to pay any penalties reasonably anticipated to result from the hardship distribution.

In evaluating the relevant facts and circumstances, the Committee or its delegate shall act in a nondiscriminatory fashion and shall treat uniformly those Participants who are similarly situated. The Participant shall furnish to the Committee or its delegate such supporting documents as the Committee or its delegate may request in accordance with uniform and nondiscriminatory rules prescribed by the Committee or its delegate.

(c)	The Participant who requests a hardship withdrawal must comply with (i) below; the Participant who requests a hardship withdrawal to satisfy a financial need described in (b)(ii) above must also comply with (ii) below:

(i)	(A)	The Participant must have obtained all distributions, including hardship distributions from the Schering-Plough Employees’ Profit-Sharing Plan but excluding any other distributions available only on account of hardship, and all nontaxable loans currently available under all plans of Employers and Affiliated Employers; provided, however, that solely in the case of a hardship withdrawal to satisfy a financial need described in (b)(i) above, a loan need not be taken if it would have the effect of increasing the hardship;

	(B)	The Participant is prohibited from making Salary Deferral Contributions, after-tax contributions and, effective July 1, 2002, Catch-Up Contributions to (or, to the extent prohibited by applicable regulations, the exercise of stock options under) the Plan and all other plans of Employers and Affiliated Employers under the terms of such plans or by means of an otherwise legally enforceable agreement for at least 12 months after receipt of the distribution (at least six months after receipt of the distribution with respect to distributions received on or after January 1, 2002);

	(C)	The limitation described in Section 3.01(c) under all plans of Employers and Affiliated Employers for the calendar year following the year in which the withdrawal is made must be reduced by the Participant’s elective deferrals made in the calendar year of the distribution for hardship; provided, however, that, effective January 1, 2002, the foregoing limitation shall not be applicable with respect to hardship withdrawals received on or after January 1, 2001.

For purposes of clause (B), “all other plans of Employers and Affiliated Employers” shall include stock option plans, stock purchase plans, qualified and non-qualified deferred compensation plans and such other plans as may be designated under regulations issued under Section 401(k) of the Code, but shall not include health and welfare benefit plans and the mandatory employee contribution portion of a defined benefit plan.

(ii)	The Participant must certify to the Committee or its delegate, on such form as the Committee or its delegate may prescribe, that the financial need cannot be fully relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by reasonable liquidation of the Participant’s assets, (C) by cessation of Salary Deferral Contributions and, effective July 1, 2002, Catch-Up Contributions, or (D) by other distributions (including hardship withdrawals from the Schering-Plough Employees’ Profit-Sharing Plan) or nontaxable (at the time of the loan) loans from the Plan or other plans of Employers or Affiliated Employers or by borrowing from commercial sources at a reasonable rate in an amount sufficient to satisfy the need. The actions listed are required to be taken to the extent necessary to relieve the hardship but any action which would have the effect of increasing the hardship need not be taken. For purposes of this subsection (ii), there shall be attributed to the Participant those assets of the Participant’s spouse and minor children which are reasonably available to the Participant. The Participant shall furnish to the Committee or its delegate such supporting documents as the Committee or its delegate may request in accordance with uniform and nondiscriminatory rules prescribed by the Committee or its delegate.

If a Participant who requests a hardship withdrawal to satisfy a financial need described in (b)(ii) above complies with (i) above and, on the basis of the Participant’s certification and supporting documents, the Committee or its delegate finds it can reasonably rely on the Participant’s certification, the Committee or its delegate shall find that the requested withdrawal is necessary to meet the Participant’s financial need.

7.03	Procedures and Restrictions

To make a withdrawal, a Participant shall give such Notice as the Committee or its delegate shall prescribe. A withdrawal shall be made as soon as administratively practicable following receipt by the Committee or its delegate of such Notice. If a loan and a hardship withdrawal are processed as of the same Valuation Date, the amount available for the hardship withdrawal will equal the value of the Participant’s Accounts on such Valuation Date reduced by the amount of the loan. The amount of the withdrawal shall be allocated between and among the Investment Funds in which the applicable Account of the Participant is invested in accordance with the Participant’s election; provided, however, that if the Participant fails to make such election or if the amount of the withdrawal cannot be allocated between and among the Investment Funds in which the applicable Account of the Participant is invested in accordance with the Participant’s election because the Participant has insufficient monies invested in any one or more of the Investment Funds, the amount of the withdrawal shall be allocated between and among the Investment Funds in which the applicable Account of the Participant is invested in as of the date of the withdrawal on a pro rata basis. Subject to the provisions of Section 9.09, all payments to Participants under this Article shall be made in cash as soon as administratively practicable.

ARTICLE 8. LOANS TO PARTICIPANTS

8.01	Amount Available

(a)	A Participant who is an employee of an Employer or an Affiliated Employer or, solely to the extent designated by the Committee under rules equally applicable to similarly situated employees, is an employee of an Associated Company may borrow, on written application to the Committee or its delegate and on approval by the Committee or its delegate under such uniform rules as the Committee or its delegate shall adopt, an amount which, when added to the outstanding balance of any other loans to the Participant from this Plan or any other qualified plan of an Employer or Affiliated Employer, including any accrued but unpaid interest on any deemed loan distribution, does not exceed the lesser of

(i)	50 percent of the value of his or her Accounts, or

(ii)	$50,000 reduced by the excess, if any, of (A) the highest outstanding balance of loans to the Participant from such plans during the one year period ending on the day before the day the loan is made, over (B) the outstanding balance of loans to the Participant from such plans on the date on which the loan is made.

(b)	The interest rate to be charged on loans shall be determined at the time of the loan application and shall be 1 percent above the prime rate as promulgated by The Chase Manhattan Bank at the close of business on the last day of the month preceding the month in which the loan is made. The interest rate so determined for purposes of the Plan shall be fixed for the duration of such loan.

(c)	The amount of the loan is to be transferred from Participant’s Accounts on a pro rata basis and from the Investment Funds in which the Participant’s Accounts are invested in accordance with the Participant’s election (or if the Participant fails to make such election or if the amount of the loan cannot be allocated between and among the Investment Funds in accordance with the

Participant’s election, from the Investment Funds in which the Participant’s Accounts are invested in as of the date of the loan on a pro rata basis), to a special “Loan Fund” for the Participant under the Plan. The Loan Fund consists solely of the amount transferred to the Loan Fund and is invested solely in the loan made to the Participant. The amount transferred to the Loan Fund shall be pledged as security for the loan. Payments of principal on the loan will reduce the amount held in the Participant’s Loan Fund. Those payments, together with the attendant interest payment, will be reinvested in the Investment Funds in accordance with the Participant’s election on his or her loan application, or if none, in accordance with the Participant’s then effective investment election.

8.02	Terms

(a)	In addition to such rules and regulations as the Committee or its delegate may adopt, all loans shall comply with the following terms and conditions:

(i)	An application for a loan by a Participant shall be made in writing to the Committee or its delegate, whose action in approving or disapproving the application shall be final;

(ii)	Each loan shall be evidenced by a promissory note payable to the Plan;

(iii)	The period of repayment for any loan shall be arrived at by mutual agreement between the Committee or its delegate and the Participant, but that period shall not exceed five years unless the loan is to be used in conjunction with the purchase of the principal residence of the Participant. In the event a Participant enters the uniformed services of the United States and retains reemployment rights under law, repayments shall be suspended during the period of leave and the period of repayment shall be extended by the number of months of the period of service in the uniformed services.

(iv)	Payments of principal and interest will be made by payroll deductions from the payroll of an Employer or an Affiliated Employer or, solely to the extent designated by the Committee under rules equally applicable to similarly situated employees, an Associated Company, or in a manner agreed to by the Participant and the Committee or its delegate in substantially level amounts, but no less frequently than quarterly, in an amount sufficient to amortize the loan over the repayment period;

(v)	A loan may be prepaid in full as of any date without penalty;

(vi)	Only one loan may be granted in any calendar year;

(vii)	Only two loans may be outstanding at any given time except that a third loan may be made in conjunction with the purchase of the principal residence of the Participant.

(b)	If a loan is not repaid in accordance with the terms contained in the promissory note and a default occurs, the Plan may execute upon its security interest in the Participant’s Accounts under the Plan to satisfy the debt; however, the Plan shall not levy against any portion of the Loan Fund attributable to amounts held in the Participant’s Salary Deferral Account until such time as a distribution of the Salary Deferral Account could otherwise be made under the Plan.

(c)	Any additional rules or restrictions as may be necessary to implement and administer the loan program shall be in writing and communicated to employees. Such further documentation is hereby incorporated into the Plan by reference, and the Committee or its delegate is hereby authorized to make such revisions to these rules as it deems necessary or appropriate.

(d)	To the extent required by law and under such rules as the Committee or its delegate shall adopt, loans shall also be made available on a reasonably equivalent basis to any Beneficiary or former Eligible Employee (i) who maintains an account balance under the Plan and (ii) who is still a party-in-interest (within the meaning of Section 3(14) of ERISA).

ARTICLE 9. DISTRIBUTION OF ACCOUNTS UPON TERMINATION OF EMPLOYMENT

9.01	Eligibility

Upon a Participant’s termination of employment, the value of his or her Accounts shall be distributed as provided in this Article.

9.02	Forms of Distribution

(a)	Distribution of the value of a Participant’s Accounts shall be made in a cash lump sum; provided, however, that a Participant may elect, in such manner as the Committee or its delegate shall prescribe, to receive an optional form of benefit described below:

(i)	To receive the entire value of his or her Accounts in a fixed dollar amount payable in cash in approximately equal monthly, quarterly or annual installments, such fixed dollar amount and installment frequency to be designated by the Participant. In the event that the Participant dies before complete distribution of his or her Accounts, the remaining installments shall be paid to his or her Beneficiary in the dollar amount and the installment frequency designated by the Participant. In the event that the Beneficiary dies before complete distribution of his or her Accounts, the remaining balance in the Accounts shall be paid in an immediate cash lump sum to the Beneficiary’s estate.

(ii)	To receive the entire value of his or her Accounts in the form of a variable dollar amount payable in cash in monthly, quarterly or annual installments over a fixed period of time designated by the Participant. In the event that the Participant dies before all installments have been paid, the installments for the remainder of the fixed period of time designated by the Participant and in the installment frequency designated by the Participant shall be paid to his or her Beneficiary. In the event that the Beneficiary dies before all installments have been paid, the remaining balance in his or her Accounts shall be paid in an immediate cash lump sum to the Beneficiary’s estate.

(iii)	To receive the entire value of his or her Accounts in a lump sum, the portion of such Accounts invested in the Company Stock Fund to be paid in shares of Company Stock (except that such part thereof as is represented by a fractional share or that has not yet been converted into Company Stock shall be distributed in cash) and the remainder of such Accounts to be paid in cash.

(iv)	To receive the portion of his or her Accounts invested in the Company Stock Fund in a lump sum consisting of shares of Company Stock (except that such part thereof as is represented by a fractional share or that has not yet been converted into Company Stock shall be distributed in cash) and to receive the remainder of his or her Accounts in a form of payment set forth in clause (i) or (ii) above, as the Participant elects.

(v)	To receive the portion of his or her Accounts invested in the Company Stock Fund in the form of a variable dollar amount payable in shares of Company Stock (except that such part thereof as is represented by a fractional share or that has not yet been converted into Company Stock shall be distributed in cash) in annual installments over a fixed period of time designated by the Participant and to receive the remainder of his or her Accounts in either a cash lump sum or in a form of payment set forth in clause (i) or (ii) above, as the Participant elects. In the event that the Participant dies before all installments have been paid, the remaining installments shall be paid to his or her Beneficiary. In the event that the Beneficiary dies before all installments have been paid, the remaining balance in his or her Accounts shall be paid in an immediate lump sum to the Beneficiary’s estate.

(b)	Notwithstanding the provisions of paragraph (a) above, upon the later of a Participant’s attainment of age 70-1/2 and his or her termination of employment, the Committee or its delegate shall calculate the minimum amount required each distribution calendar year to satisfy the minimum distribution requirements of Section 401(a)(9) of the Code. Such minimum amount will be determined on the basis of the life expectancy of the Participant, unless the Participant elects that such minimum amount be determined on the basis of the joint life expectancy of the Participant and his or her Beneficiary. To the extent permitted under Section 401(a)(9) of the Code and the regulations thereunder, such life expectancy will be recalculated each year unless the Participant irrevocably elects otherwise. If the minimum amount calculated for a distribution calendar year is greater than the amount that would otherwise be paid to the Participant, such minimum amount will be distributed in lieu thereof. The Participant may elect to receive the minimum amount calculated for a distribution calendar year in lieu of any election to be made or previously made pursuant to paragraph (a) above. The amount of the distribution shall be taken on a pro rata basis from the Participant’s Accounts and shall be allocated between and among the Investment Funds in accordance with the Participant’s election; provided, however, that if the Participant fails to make such election the amount of the distribution shall be allocated between and among the Investment Funds in which the Accounts are invested in as of the date of the distribution on a pro rata basis. If the Participant dies after electing to receive the minimum amount required, his or her Beneficiary may elect to continue receiving the minimum amount calculated for a distribution calendar year or may elect to receive the entire value of his or her Accounts in either (i) a cash lump sum or (ii) the portion of such Accounts invested in the Company Stock Fund to be paid in shares of Company Stock (except that such part thereof as is represented by a fractional share or that has not yet been converted into Company Stock shall be distributed in cash) and the remainder of such Accounts in cash. The amount of the distribution to the Beneficiary shall be allocated between the Participant’s Accounts in accordance with his or her election; provided, however, that if the Beneficiary fails to make such election the amount of the distribution shall be allocated between the Accounts on a pro rata basis. The amount of the distribution shall be allocated between and among the Investment Funds in accordance with the

Beneficiary’s election; provided, however, that if the Beneficiary fails to make such election the amount of the distribution shall be allocated between and among the Investment Funds in which the Accounts are invested as of the date of the distribution on a pro rata basis. Any elections under this paragraph (b) shall be made in such manner as the Committee or its delegate shall prescribe. Solely to the extent permitted by the Committee or its delegate under rules equally applicable to similarly situated Participants and except as otherwise provided in the Plan, the Participant may change his or her elections under Section 9.02(a) or (b).

(c)	If a Participant dies before his or her Annuity Starting Date, the value of his or her Accounts shall be paid to his or her Beneficiary in a cash lump sum; provided, however, that the Beneficiary may elect, in such manner as the Committee or its delegate shall prescribe, to receive an optional form of benefit described below:

(i)	To receive the entire value of the Participant’s Accounts in the form of a fixed dollar amount payable in cash in approximately equal monthly, quarterly, or annual installments, such fixed dollar amount and installment frequency to be designated by the Beneficiary; provided, however, that if the Beneficiary is not the Participant’s surviving spouse, upon the expiration of the five-year period commencing on the Annuity Starting Date the remaining balance in the Accounts shall be paid in an immediate cash lump sum to the Beneficiary. In the event that the Beneficiary dies before complete distribution of his or her Accounts, the remaining balance in the Accounts shall be paid in an immediate cash lump sum to the Beneficiary’s estate.

(ii)	To receive the entire value of the Participant’s Accounts in the form of a variable dollar amount payable in cash in monthly, quarterly or annual installments over a fixed period designated by the Beneficiary; provided, however, that if the Beneficiary is not the Participant’s surviving spouse, upon the expiration of the five-year period commencing on the Annuity Starting Date the remaining balance in the Accounts shall be paid in an immediate cash lump sum to the Beneficiary. In the event that the Beneficiary dies before all installments have been paid, the remaining balance in his or her Accounts shall be paid in an immediate cash lump sum to the Beneficiary’s estate.

(iii)	To receive the entire value of the Participant’s Accounts in a lump sum, the portion of such Accounts invested in the Company Stock Fund to be paid in shares of Company Stock (except that such part thereof as is represented by a fractional share or that has not yet been converted into Company Stock shall be distributed in cash) and the remainder of such Accounts to be paid in cash.

(iv)	To receive the portion of the Participant’s Accounts invested in the Company Stock Fund in a lump sum consisting of shares of Company Stock (except that such part thereof as is represented by a fractional share or that has not yet been converted into Company Stock shall be distributed in cash) and to receive the remainder of the Participant’s Accounts in a form of payment set forth in clause (i) or (ii) above, as the Beneficiary elects.

(v)	To receive the portion of the Participant’s Accounts invested in the Company Stock Fund in the form of a variable dollar amount payable in shares of Company Stock (except that such part thereof as is represented by a fractional share or that has not yet been converted into Company Stock shall be distributed in cash) in annual installments over a fixed period of time designated by the Beneficiary and to receive the remainder of his or her Accounts in either a cash lump sum or in a form of payment set forth in clause (i) or (ii) above, as the Beneficiary elects; provided, however, that if the Beneficiary is not the Participant’s surviving spouse, upon the expiration of the five-year period commencing on the Annuity Starting Date the remaining balance in the Accounts shall be paid in an immediate lump sum to the Beneficiary. In the event that the Beneficiary dies before all installments have been paid, the remaining balance in his or her Accounts shall be paid in an immediate lump sum to the Beneficiary’s estate.

(d)	Notwithstanding the provisions of paragraph (c) above, if a Participant dies prior to his or her Annuity Starting Date, upon the later of the Participant’s date of death and the date the Participant would have attained 70½, the Committee or its delegate shall calculate the minimum amount required each distribution calendar year to satisfy the minimum distribution requirements of Section 401(a)(9) of the Code. Such minimum amount will be determined on the basis of the life expectancy of the Beneficiary. To the extent permitted under Section 401(a)(9) of the Code and the regulations thereunder, such life expectancy will be recalculated once each year unless the Beneficiary irrevocably elects otherwise. If the minimum amount calculated for a distribution calendar year is greater than the amount that would otherwise be paid to the Beneficiary, such minimum amount will be distributed in lieu thereof. The Beneficiary may elect to receive the minimum amount calculated for a distribution calendar year in lieu of any election to be made or previously made pursuant to paragraph (c) above; provided, however, that if the Beneficiary is not the Participant’s spouse, upon the expiration of the five-year period commencing on the Participant’s date of death the remaining balance in the Accounts shall be paid in an immediate lump sum to the Beneficiary. In the event the Beneficiary dies before the balance in the Accounts is fully distributed, the remaining balance in his or her Accounts shall be paid in an immediate lump sum to the Beneficiary’s estate. The amount of the distribution shall be taken on a pro rata basis from the Participant’s Accounts and shall be allocated between and among the Investment Funds in accordance with the Beneficiary’s election; provided, however, that if the Beneficiary fails to make such election the amount of the distribution shall be allocated between and among the Investment Funds in which the Accounts are invested in as of the date of the distribution on a pro rata basis. Any elections under this paragraph (d) shall be made in such manner as the Committee or its delegate shall prescribe. Solely to the extent permitted by the Committee or its delegate under rules equally applicable to similarly situated Beneficiaries and except as otherwise provided in the Plan, the Beneficiary may change his or her elections under Section 9.02(c) or (d).

9.03	Commencement of Payments

(a)	Except as otherwise provided in this Article, distribution of the value of a Participant’s Accounts shall commence as soon as administratively practicable following the later of (i) the Participant’s termination of employment or (ii) the 65th anniversary of the Participant’s date of birth (but not more than 60 days after the close of the Plan Year in which the later of (i) or (ii) occurs).

(b)	In lieu of a distribution as described in paragraph (a) above, a Participant may, in accordance with such procedures as the Committee or its delegate shall prescribe, elect to have the distribution of the value of his or her Accounts commence as of any Valuation Date coincident with or following his or her termination of employment which is no later than April 1 of the calendar year following the calendar year in which the Participant attains age 70½. Subject to the limitations set forth in the preceding sentence, a Participant who elects to receive the portion of his or her Accounts invested in the Company Stock Fund in shares of Company Stock may elect one commencement date for such distribution and a different commencement date for distribution of the remainder of his or her Accounts.

(c)	In the case of the death of a Participant before his or her benefits commence, distribution of the value of his or her Accounts shall commence to his or her Beneficiary as soon as administratively practicable following the Participant’s date of death; provided, however, that if the Beneficiary is the Participant’s spouse, such Beneficiary may elect to have the value of his or her Accounts commence as of any Valuation Date coincident with or following the Participant’s death which is no later than April 1 of the calendar year following the calendar year in which the Participant would have attained age 70½. Subject to the limitations set forth in the preceding sentence, a Beneficiary who elects to receive the portion of his or her Accounts invested in the Company

Stock Fund in shares of Company Stock may elect one commencement date for such distribution and a different commencement date for distribution of the remainder of his or her Accounts.

9.04	Age 70½ Required Distribution

(a)	Notwithstanding any provision of the Plan to the contrary, if a Participant is a five percent owner (as defined in Section 416(i) of the Code), distribution of the Participant’s Accounts shall begin no later than the April 1 following the calendar year in which he or she attains age 70½. No minimum distribution payments will be required to be made to a Participant under the provisions of Section 401(a)(9) of the Code on or after January 1, 1997 if the Participant is not a five percent owner as defined above. Such Participant may, however, elect to receive in-service withdrawals in accordance with the provisions of Article 7 while he or she remains in service.

(b)	In the event a Participant in active service is required to begin receiving payments while in service under the provisions of paragraph (a) above, the Plan shall distribute to the Participant in each distribution calendar year the minimum amount required to satisfy the provisions of Section 401(a)(9) of the Code; provided, however, that the payment for the first distribution calendar year shall be made on or before April 1 of the following calendar year. Such minimum amount will be determined on the basis of the life expectancy of the Participant, unless the Participant elects that such minimum amount be determined on the basis of the joint life expectancy of the Participant and his or her Beneficiary. To the extent permitted under Section 401(a)(9) of the Code and the regulations thereunder, such life expectancy will be recalculated once each year unless the Participant irrevocably elects otherwise. The amount of the distribution shall be taken on a pro rata basis from the Participant’s Accounts and shall be allocated between and among the Investment Funds in accordance with his or her election; provided, however, that if the Participant fails to make such election the amount of the distribution shall be allocated between and among the Investment Funds in which the Accounts are invested in as of the date of the distribution on a pro rata basis. The commencement of payments under this Section 9.04 shall not constitute an Annuity Starting Date for purposes of Sections 72, 401(a)(11) and 417 of the Code. Upon the Participant’s subsequent termination of employment, payment of the Participant’s Accounts shall be made in accordance with the provisions of Section 9.02. Any elections under this paragraph (b) shall be made in such manner as the Committee or its delegate shall prescribe. Solely to the extent permitted by the Committee or its delegate under rules equally applicable to similarly situated Participants and except as otherwise provided in the Plan, the Participant may change his or her elections under this paragraph (b).

(c)	In the event a Participant in active service who is not a 5 percent owner was required to begin receiving payments to satisfy the provisions of Section 401(a)(9) of the Code, such Participant may irrevocably elect in such manner as the Committee or its delegate shall prescribe, to have such payments cease. If a Participant elects such cessation of payments, payments to the Participant shall recommence in accordance with Section 9.03(a). Such Participant may, however, elect to receive in-service withdrawals in accordance with the provisions of Article 7 while he or she remains in service.

9.05	Small Benefits

Notwithstanding any provision of the Plan to the contrary, a lump sum payment shall be made in lieu of all vested benefits if the value of the Participant’s Accounts as of his or her termination of employment amounts to (i) $3,500 or less if the date of determination is prior to January 1, 1999 or (ii) $5,000 or less if the date of determination is on or after January 1, 1999. Such lump sum payment shall be made in cash; provided, however, that the Participant (or Beneficiary in the case of the Participant’s death) may elect, in such manner as the Committee or its delegate shall prescribe, to receive the portion of the Participant’s Accounts invested in the Company Stock Fund in shares of Company Stock (except that such part thereof as is represented by a fractional share or that has not yet been converted into Company Stock shall be distributed in cash). The lump sum payment shall automatically be made as soon as administratively practicable following the Participant’s termination of employment.

9.06	Status of Accounts Pending Distribution

Until completely distributed under Section 9.03, 9.04 or 9.05, the Accounts of a Participant who is entitled to a distribution shall continue to be invested as part of the funds of the Plan and the Participant shall retain investment transfer rights as described in Section 4.05 during the deferral period. However, loans or withdrawals shall not be permitted during the deferral period except to the extent required by law.

9.07	Proof of Death and Right of Beneficiary or Other Person

The Committee or its delegate may require and rely upon such proof of death and such evidence of the right of any Beneficiary or other person to receive the value of the Accounts of a deceased Participant as the Committee or its delegate may deem proper and its determination of the right of that Beneficiary or other person to receive payment shall be conclusive.

9.08	Distribution Limitation

Notwithstanding any other provision of this Article 9, all distributions from this Plan shall conform to the regulations issued under Section 401(a)(9) of the Code, including the incidental death benefit provisions of Section 401(a)(9)(G) of the Code, and such regulations shall override any Plan provision that is inconsistent with Section 401(a)(9) of the Code. Further, with respect to distributions under the Plan made for calendar years beginning on or after January 1, 2002, the Plan will apply the minimum distribution requirements of Section 401(a)(9) of the Code that were proposed on January 17, 2001, notwithstanding any provisions of the Plan to the contrary. This amendment shall continue in effect until the end of the last calendar year beginning before the effective date of final regulations under Section 401(a)(9) of the Code or such other date as may be specified in guidance published by the Internal Revenue Service.

9.09	Direct Rollover of Certain Distributions

This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section, a distributee may elect, at the time and in the manner prescribed by the Committee or its delegate, to have any portion of an eligible rollover distribution paid directly by the Plan to an eligible retirement plan specified by the distributee in a direct rollover. The following definitions apply to the terms used in this Section:

(a)	“Eligible rollover distribution” means any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include any distribution to the extent such distribution is required under Section 401(a)(9) of the Code, and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities), and effective on and after January 1, 2000, any distribution from the Participant’s Salary Deferral Account constituting a hardship withdrawal pursuant to Section 401(k)(2)(B)(i)(IV) of the Code;

(b)	“Eligible retirement plan” means an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, a qualified trust described in Section 401(a) of the Code, or, for distributions made on or after January 1, 2002, an annuity contract described in Section 403(b) of the Code or an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan if such account, annuity, plan, trust or contract accepts the distributee’s eligible rollover distribution. The definition of eligible retirement plan shall also apply in the case of a distribution made on or after January 1, 2002 to a surviving spouse or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code; provided, however, that in the case of an eligible rollover distribution to the surviving spouse prior to January 1, 2002, an eligible retirement plan is only an individual retirement account or individual retirement annuity;

(c)	“Distributee” means an employee or former employee. In addition, the employee’s or former employee’s surviving spouse and the employee’s or former employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse; and

(d)	“Direct rollover” means a payment by the Plan to the eligible retirement plan specified by the distributee.

In the event that the provisions of this Section 9.09 or any part thereof cease to be required by law as a result of subsequent legislation or otherwise, this Section or any applicable part thereof shall be ineffective without the necessity of further amendments to the Plan.

9.10	Waiver of Notice Period

Except as provided in the following sentence, an election by the Participant to receive a distribution, to the extent such election is required by Section 411(a)(11) of the Code and the regulations thereunder, shall not be valid unless the written election is made (a) after the Participant has received the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations and (b) within a reasonable time before the effective date of the commencement of the distribution as prescribed by said regulations. If the distribution is one to which Section 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that:

(i)	the Plan Sponsor or its delegate clearly informs the Participant that he or she has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

(ii)	the Participant, after receiving the notice, affirmatively elects a distribution.

ARTICLE 10. ADMINISTRATION OF PLAN

10.01	Appointment of Committee

The general administration of the Plan and the responsibility for carrying out the provisions of the Plan shall be placed in the Committee, which shall be established pursuant to the general policies and procedures as adopted by the Company from time to time.

10.02	Duties of Committee

The members of the Committee may appoint from their number such subcommittees with such powers as they shall determine; may authorize one or more of their number or any agent to execute or deliver any instrument or make any payment on their behalf; shall have the responsibility with respect to reporting and disclosure requirements under ERISA; may retain counsel, employ agents and provide for such clerical, accounting, and consulting services as they may require in carrying out the provisions of the Plan; and may allocate among themselves or delegate to other persons all or such portion of their duties under the Plan, other than those granted to the Trustee under the trust agreement adopted for use in implementing the Plan, as they shall decide; and may perform such other duties as provided in the general policies and procedures as adopted by the Company from time to time; subject to such general policies and procedures and any determination of the Board of Directors.

10.03	Meetings

The Committee and the Investment Committee shall hold meetings upon such notice, at such place or places, and at such time or times as they may from time to time determine or as provided in the general policies and procedures as adopted by the Company from time to time.

10.04	Action of Majority

Any act which the Plan authorizes or requires the Committee to do may be done by a majority of its members. The action of that majority expressed from time to time by a vote at a meeting or in writing without a meeting shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all members of the Committee at the time in office. A written resolution or memorandum signed by a majority of the members of the Committee shall be sufficient evidence to any person of any action taken by such Committee.

10.05	Compensation and Bonding

No members of the Committee or the Investment Committee shall receive any compensation from the Plan for his or her services as such. Except as may otherwise be required by law, no bond or other security need be required of any members in that capacity in any jurisdiction.

10.06	Establishment of Rules

Subject to the limitations of the Plan, the Committee or its delegate from time to time shall establish rules for the administration of the Plan and the transaction of its business. The Committee shall have total and complete discretion to interpret the Plan; including, but not limited to, the discretion to (a) determine all questions arising in the administration, interpretation and application of the Plan including the power to construe and interpret the Plan; (b) decide all questions relating to an individual’s eligibility to participate in the Plan and/or eligibility for benefits and the amounts thereof; (c) decide all facts relevant to the determination of eligibility for benefits or participation; (d) make such adjustments which it deems necessary or desirable to correct any arithmetical or accounting errors; and (e) determine the amount, form and timing of any distribution to be made hereunder. In making its decisions, the Committee shall be entitled to, but need not rely upon, information supplied by a Participant, Beneficiary, or representative thereof. The Committee shall have full and complete discretion to determine whether a domestic relations order constitutes a qualified domestic relations order and whether the alternate payee otherwise qualifies for benefits hereunder. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in such manner and to such extent as it shall deem necessary to carry out the purposes of this Plan. The Committee’s decisions in such matters shall be binding and conclusive as to all parties.

10.07	Appointment of Investment Committee

An Investment Committee shall be established pursuant to the general policies and procedures as adopted by the Company from time to time.

10.08	Duties of Investment Committee

In addition to any other responsibilities assigned to it under the Plan, the Investment Committee shall have primary responsibility and authority for setting and implementing the Plan’s investment and funding objectives and policies and communicating the same to, and monitoring, the Trustee and investment managers and reporting as required pursuant to the general policies and procedures as adopted by the Company from time to time to the Pension Committee of the board of directors of the Company. The Investment Committee shall have the authority to retain independent consultants and advisors. The Investment Committee shall have no responsibility as to investment decisions respecting Plan Accounts.

10.09	Individual Accounts

The Committee or its delegate shall maintain, or cause to be maintained, records showing the individual balances in each Participant’s Accounts. However, maintenance of those records and Accounts shall not require any segregation of the funds of the Plan.

10.10	Appointment of Investment Manager

The Investment Committee may, in its discretion, appoint one or more investment managers (within the meaning of Section 3(38) of ERISA) to manage (including the power to acquire and dispose of) all or part of the assets of the Plan, as the Investment Committee shall designate. In that event authority over and responsibility for the management of the assets so designated shall be the sole responsibility of that investment manager.

10.11	Prudent Conduct

The members of the Committee and the Investment Committee shall use that degree of care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use in his or her conduct of a similar situation.

10.12	Service in More Than One Fiduciary Capacity

Any individual, entity or group of persons may serve in more than one fiduciary capacity with respect to the Plan and/or the funds of the Plan.

10.13	Limitation of Liability

The members of the Investment Committee and the Committee and their agents and delegates shall be entitled to rely upon the advice, opinions, reports, statements, and certificates of counsel, actuaries, accountants, and other experts retained by them. No member of any committee provided for herein shall be responsible for the breach of any obligation or duty expressly delegated under the Plan to any other committee, unless such member knowingly participates in or knowingly undertakes to conceal such breach.

An Employer, the Board of Directors, the members of the Committee and the Investment Committee, and any officer, employee or agent of an Employer shall not incur any liability individually or on behalf of any other individuals or on behalf of any Employer for any act or failure to act, made in good faith in relation to the Plan or the funds of the Plan, except with regard to any matters at to which they shall be adjudged to be liable for gross negligence or willful misconduct in the performance of their duties. However, this limitation shall not act to relieve any such individual or an Employer from a responsibility or liability for any fiduciary responsibility, obligation or duty under Part 4, Title I of ERISA.

10.14	Indemnification

To the extent permitted by ERISA and applicable state law, the Employers shall indemnify and save harmless the Board of Directors, the members of the Committee and the Investment Committee, and the officers and employees of the Employers against all liabilities and expenses, including attorneys’ fees, reasonably incurred by them in connection with any legal action to which they may be a party or any threatened legal action arising out of their discharge in good faith of responsibilities under or incident to the Plan, except for actions or failures to act made in bad faith or for which they shall be adjudged to be liable for gross negligence or willful misconduct in the performance of their duties. The foregoing indemnity shall not preclude such further indemnities as may be available by the purchase of insurance, as such indemnities are permitted by law. The foregoing indemnification shall be from the assets of the Employers and shall not be made directly or indirectly from the Plan.

10.15	Named Fiduciary

For purposes of ERISA, the Plan Sponsor shall be the named fiduciary of the Plan.

10.16	Claims and Review Procedures

(a)	Applications for benefits and inquiries concerning the Plan (or concerning present or future rights to benefits under the Plan) shall be submitted to the Committee or its delegate in writing. An application for benefits shall be submitted on the prescribed form and shall be signed by the Participant or, in the case of a benefit payable after his death, by his or her Beneficiary.

(b)	In the event that an application for benefits is denied in whole or in part, the Committee or its delegate shall notify the applicant in writing of the denial and of the right to review of the denial. The written notice shall set forth, in a manner calculated to be understood by the applicant, specific reasons for the denial, specific references to the provisions of the Plan on which the denial is based, a description of any information or material necessary for the applicant to perfect the application, an explanation of why the material is necessary, and an explanation of the review procedure under the Plan. The written notice shall be given to the applicant within a reasonable period of time (not more than 90 days) after the Committee or its delegate received the application, unless special circumstances require further time for processing and the applicant is advised of the extension. In no event shall the notice be given more than 180 days after the Committee or its delegate received the application.

(c)	An applicant whose application for benefits was denied in whole or part, or the applicant’s duly authorized representative, may appeal the denial by submitting to the Committee or its delegate a request for a review of the application within 60 days after receiving written notice of the denial from the Committee or its delegate. The Committee or its delegate shall give the applicant or his representative an opportunity to review pertinent materials, other than legally privileged documents, in preparing the request for a review. The request for a review shall be in writing and addressed to the Committee or its delegate. The request for a review shall set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant deems pertinent. The Committee or its delegate may require the applicant to submit such additional facts, documents or other materials as it may deem necessary or appropriate in making its review.

(d)	The Committee or its delegate shall act on each request for a review within 60 days after receipt, unless special circumstances require further time for processing and the applicant is advised of the extension. In no event shall the decision on review be rendered more than 120 days after the Committee or its delegate received the request for a review. The Committee or its delegate shall give prompt written notice of its decision to the applicant. In the event that the Committee or its delegate confirms the denial of the application for benefits in whole or in part, the notice shall set forth, in a manner calculated to be understood by the applicant, the specific reasons for the decision and specific references to the provisions of the Plan on which the decision is based.

(e)	The Committee or its delegate shall adopt such rules, procedures and interpretations of the Plan as it deems necessary or appropriate in carrying out its responsibilities under this Section 10.16.

(f)	No legal action for benefits under the Plan shall be brought unless and until the claimant (i) has submitted a written application for benefits in accordance with paragraph (a), (ii) has been notified by the Committee or its delegate that the application is denied, (iii) has filed a written request for a review of the application in accordance with paragraph (c) and (iv) has been notified in writing that the Committee or its delegate has affirmed the denial of the application; provided, however, that legal action may be brought after the Committee or its delegate has failed to take any action on the claim within the time prescribed by paragraphs (b) and (d) above.

ARTICLE 11. MANAGEMENT OF FUNDS

11.01	Trust Agreement

All the funds of the Plan shall be held by the Trustee appointed from time to time by the Investment Committee or its delegate under a trust agreement adopted, or as amended, by the Board of Directors. The Employer and the Investment Committee shall have no liability for the payment of benefits under the Plan nor for the administration of the funds paid over to the Trustee.

11.02	Exclusive Benefit Rule

Except as otherwise provided in the Plan, no part of the corpus or income of the funds of the Plan shall be used for, or diverted to, purposes other than for the exclusive benefit of Participants and other persons entitled to benefits under the Plan and paying the expenses of the Plan not paid directly by the Company on behalf of the Employers. No person shall have any interest in, or right to, any part of the earnings of the funds of the Plan, or any right in, or to, any part of the assets held under the Plan, except as and to the extent expressly provided in the Plan.

11.03	Voting of Company Stock

Company Stock held by the Trustee shall be voted by the Trustee at each annual meeting and at each special meeting of stockholders of the Company as directed by the Participant to whose Accounts such Company Stock is credited. Fractional shares shall be aggregated for this purpose. The Company shall cause each Participant to be provided with a copy of a notice of each such stockholder meeting and the proxy statement of the Company, together with an appropriate form or method for the Participant to indicate his or her voting instructions. If instructions are not timely received by the Trustee with respect to any such Company Stock, the Trustee shall not vote the uninstructed Company Stock.

11.04	Tender Offers

Each Participant (or in the event of his or her death, his or her Beneficiary) shall have the right to instruct the Trustee in writing or in such other method as approved by the Committee or its delegate as to the manner in which to respond to a tender or exchange offer for any or all shares of Company Stock credited to the Participant’s (or Beneficiary’s) Accounts under the Plan. The Company shall cause each Participant (or Beneficiary) to be notified and utilize its best efforts to distribute on a timely basis, or cause to be distributed, such information as will be distributed to the shareholders of the Company in connection with any such tender or exchange offer. Upon its receipt of such instructions, the Trustee shall tender such shares of Company Stock as and to the extent so instructed. If the Trustee shall not receive instruction for a Participant (or Beneficiary) regarding any such tender or exchange offer for Company Stock, the Trustee shall have no discretion in such matter and shall take no action with respect to such tender or exchange offer.

11.05	Confidentiality

The Trustee is precluded from disclosing information to employees of an Employer on the purchase, holding and sale of shares in the Company Stock Fund, except where requested by such employees to comply with a subpoena or otherwise to be provided as necessary for the proper administration of the Participant’s or Beneficiary’s Accounts. In addition, the Company, each Employer, and their respective employees and agents are precluded from disclosing such information other than as necessary to administer the Plan. With respect to the exercise of voting, tender, and similar rights, the Trustee and the Company’s transfer agents are precluded from disclosing to employees of an Employer information on the exercise of such rights, except as required by law.

ARTICLE 12. AMENDMENT, MERGER AND TERMINATION

12.01	Amendment of Plan

The Board of Directors reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate, to amend in whole or in part any or all of the provisions of the Plan. Such action shall be evidenced by written resolution certified in writing by the Secretary or Assistant Secretary of the Plan Sponsor. However, no amendment shall make it possible for any part of the funds of the Plan to be used for, or diverted to, purposes other than for the exclusive benefit of persons entitled to benefits under the Plan. No amendment shall be made which has the effect of decreasing the balance of the Accounts of any Participant or of reducing the nonforfeitable percentage of the balance of the Accounts of a Participant below the nonforfeitable percentage computed under the Plan as in effect on the date on which the amendment is adopted, or if later, the date on which the amendment becomes effective.

12.02	Merger, Consolidation or Transfer

The Board of Directors may, in its sole discretion, merge this Plan into another qualified plan, subject to any applicable legal requirements. The Plan may not be merged or consolidated with, and its assets or liabilities may not be transferred to, any other plan unless each person entitled to benefits under the Plan would, if the resulting plan were then terminated, receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation, or transfer if the Plan had then terminated.

12.03	Additional Participating Employers

(a)	If any company is or becomes a subsidiary of or associated with an Employer, the Committee may include the employees of that subsidiary or associated company in the participation of the Plan upon appropriate action by that company necessary to adopt the Plan. In that event, or if any persons become Eligible Employees of an Employer as the result of merger or consolidation or as the result of acquisition of all or part of the assets or business of another company, the Committee shall determine to what extent, if any, previous service with the subsidiary, associated or other company shall be recognized under the Plan, but subject to the continued qualification of the trust for the Plan as tax-exempt under the Code.

(b)	Any subsidiary or associated company may terminate its participation in the Plan upon appropriate action by it. In that event the funds of the Plan held on account of Participants in the employ of that company, and any unpaid balances of the Accounts of all Participants who have separated from the employ of that company, shall be determined by the Committee. Those funds shall be distributed as provided in Section 12.04 if the Plan should be terminated, or shall be segregated by the Trustee as a separate trust, pursuant to certification to the Trustee by the Committee or its delegate, continuing the Plan as a separate plan for the employees of that company under which the board of directors of that company shall succeed to all the powers and duties of the Board of Directors.

12.04	Termination of Plan

(a)	The Board of Directors may terminate the Plan or completely discontinue contributions under the Plan for any reason at any time. In case of termination or partial termination of the Plan, or complete discontinuance of Employer contributions to the Plan, the rights of affected Participants to their Accounts under the Plan as of the date of the termination or discontinuance shall be nonforfeitable. In the event of the Plan’s termination, the total amount in each Participant’s Accounts shall be distributed to him or her if permitted by law or continued in trust for his or her benefit, as the Committee shall direct.

(b)	Upon termination of the Plan, Salary Deferral Contributions, with earnings thereon, shall only be distributed to Participants if (i) neither the Employer nor an Affiliated Employer establishes or maintains a successor defined contribution plan, and (ii) payment is made to the Participants in the form of a lump sum distribution (as defined in Section 402(e)(4)(D) of the Code, without regard to subclauses (I) through (IV) of clause (i) thereof). For purposes of this paragraph, a “successor defined contribution plan” is a defined contribution plan (other than an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (“ESOP”) or a simplified employee pension as defined in Section 408(k) of the Code (“SEP”)) which exists at the time the Plan is terminated or within the 12-month period beginning on the date all assets are distributed. However, in no event shall a defined contribution plan be deemed a successor plan if fewer than 2 percent of the employees who are eligible to participate in the Plan at the time of its termination are or were eligible to participate under another defined contribution plan of the Employer or an Affiliated Employer (other than an ESOP or a SEP) at any time during the period beginning 12 months before and ending 12 months after the date of the Plan’s termination.

12.05	Distribution of Accounts Upon a Sale of Assets or a Sale of a Subsidiary

Upon the disposition by the Employer of at least 85 percent of the assets (within the meaning of Section 409(d)(2) of the Code) used by the Employer in a trade or business or upon the disposition by the Employer of its interest in a subsidiary (within the meaning of Section 409(d)(3) of the Code), Salary Deferral Contributions, with earnings thereon, may be distributed to those Participants who continue in employment with the employer acquiring such assets or with the sold subsidiary, provided that (a) the Employer maintains the Plan after the disposition, (b) the buyer does not adopt the Plan or otherwise become a participating employer in the Plan and does not accept any transfer of assets or liabilities from the Plan to a plan it maintains in a transaction subject to Section 414(l)(1) of the Code, (c) payment is made to the Participant in the form of a lump sum distribution (as defined in Section 402(e)(4)(D) of the Code, without regard to subclauses (I) through (IV) of clause (i) thereof), and (d) payment is made by the end of the second calendar year following the calendar year in which the disposition occurred.

Notwithstanding the foregoing, if the value of the Vested Portion of the Participant’s Accounts is $3,500 ($5,000 with respect to dispositions on or after January 1, 1999) or less, the Participant’s vested Accounts shall be distributed as soon as administratively practicable after the Valuation Date following the date the Participant’s employment with the Employer terminates due to the disposition referenced above.

12.06	Sale of Less Than Substantially All of the Assets of a Trade or Business

In the event a Participant incurs a “separation from service” (within the meaning of Section 401(k)(2)(B) of the Code) on account of the sale by the Employer of less than substantially all of the assets in a trade or business as determined in accordance with such guidance as shall be issued by the Internal Revenue Service, the Participant shall receive, or be entitled to receive, payment of his Accounts following such separation of service in accordance with the provisions of Article 9.

ARTICLE 13. GENERAL PROVISIONS

13.01	Nonalienation

(a)	Except as required by any applicable law or by paragraph (c), no benefit under the Plan shall in any manner be anticipated, assigned or alienated, and any attempt to do so shall be void. However, payment shall be made in accordance with the provisions of any judgment, decree, or order which:

(i)	creates for, or assigns to, a spouse, former spouse, child or other dependent of a Participant the right to receive all or a portion of the Participant’s benefits under the Plan for the purpose of providing child support, alimony payments or marital property rights to that spouse, child or dependent,

(ii)	is made pursuant to a State domestic relations law,

(iii)	does not require the Plan to provide any type of benefit, or any option, not otherwise provided under the Plan, and

(iv)	otherwise meets the requirements of Section 206(d) of ERISA, as amended, as a “qualified domestic relations order”, as determined by the Committee or its delegate.

(b)	Notwithstanding anything herein to the contrary, if the amount payable to the alternate payee under the qualified domestic relations order is less than (i) $3,500 if the date of determination is prior to January 1, 1999 or (ii) $5,000 if the date of determination is on or after January 1, 1999, such amount shall be paid in one lump sum as soon as administratively practicable following the qualification of the order. Such lump sum payment shall be made in cash; provided, however, that the alternate payee may elect to receive the portion of the Participant’s Accounts assigned to him or her that is invested in the Company Stock Fund in shares of Company Stock (except that such part thereof as is represented by a fractional share or that has not yet been converted into Company Stock shall be distributed in cash). If the amount payable to the alternate payee exceeds (i) $3,500 if the date of determination is prior to January 1, 1999 or (ii) $5,000 if the date of determination is on or after January 1, 1999, it may be paid as soon as administratively practicable following the qualification of the order if the qualified domestic relations order so provides and the alternate payee consents thereto; otherwise it may not be payable before the earlier of (i) the Participant’s termination of employment or (ii) the Participant’s attainment of age 50.

(c)	A Participant’s benefit under the Plan shall be offset or reduced by the amount the Participant is required to pay to the Plan under the circumstances set forth in Section 401(a)(13)(C) of the Code.

13.02	Conditions of Employment Not Affected by Plan

The establishment of the Plan shall not confer any legal rights upon any Employee or other person for a continuation of employment, nor shall it interfere with the rights of an Employer to discharge any Employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a Participant or potential Participant of the Plan.

13.03	Facility of Payment

If the Committee or its delegate shall find that a Participant or other person entitled to a benefit is unable to care for his or her affairs because of illness or accident or is a minor, the Committee or its delegate may direct that any benefit due him or her, unless claim shall have been made for the benefit by a duly appointed legal representative, be paid to his or her spouse, a child, a parent or other blood relative, or to a person with whom he or she resides. Any payment so made shall be a complete discharge of the liabilities of the Plan for that benefit.

Furthermore, if the Committee or its delegate receives from a Participant a power of attorney valid under state law, the Committee or its delegate shall comply with the instructions of the named attorney to the extent that the Committee or its delegate would comply with such instructions if given by the Participant and such instructions are consistent with the power of attorney.

13.04	Erroneous Allocation

Notwithstanding any provision of the Plan to the contrary, if a Participant’s Account is credited with an erroneous amount due to a mistake in fact or law, the Committee shall adjust such Account in such equitable manner as it deems appropriate to correct the erroneous allocation.

13.05	Information

Each Participant, Beneficiary or other person entitled to a benefit, before any benefit shall be payable to him or her or on his or her account under the Plan, shall file with the Committee or its delegate the information that it shall require to establish his or her rights and benefits under the Plan.

13.06	Top-Heavy Provisions

(a)	The following definitions apply to the terms used in this Section:

(i)	“applicable determination date” means the last day of the preceding Plan Year;

(ii)	“top-heavy ratio” means the ratio of (A) the value of the aggregate of the Accounts under the Plan for key employees to (B) the value of the aggregate of the Accounts under the Plan for all key employees and non-key employees;

(iii)	“key employee” means an employee who is in a category of employees determined in accordance with the provisions of Sections 416(i)(1) and (5) of the Code and any regulations thereunder, and where applicable, on the basis of the Eligible Employee’s

Statutory Compensation from an Employer or an Affiliated Employer. Effective for Plan Years beginning on or after January 1, 2002, “key employee” means any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the determination date was an officer of an Employer or an Affiliated Employer having remuneration greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5 percent owner (as defined in Section 416(i)(1)(B)(i) of the Code) of an Employer or an Affiliated Employer, or a 1 percent owner (as defined in Section 415(i)(1)(B)(ii) of the Code) of an Employer or an Affiliated Employer having Statutory Compensation of more than $150,000. For this purpose, “remuneration” has the meaning set forth in Section 3.03(c). The determination of who is a key employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder;

(iv)	“non-key employee” means any Eligible Employee who is not a key employee;

(v)	“applicable Valuation Date” means the Valuation Date coincident with or immediately preceding the last day of the preceding Plan Year;

(vi)	“required aggregation group” means any other qualified plan(s) of an Employer or an Affiliated Employer in which there are Participants who are key employees or which enable(s) the Plan to meet the requirements of Section 401(a)(4) or 410 of the Code; and

(vii)	“permissive aggregation group” means each plan in the required aggregation group and any other qualified plan(s) of an Employer or an Affiliated Employer in which all Participants are non-key employees, if the resulting aggregation group continues to meet the requirements of Sections 401(a)(4) and 410 of the Code.

(b)	For purposes of this Section, the Plan shall be “top-heavy” with respect to any Plan Year if as of the applicable determination date the top-heavy ratio exceeds 60 percent. The top-heavy ratio shall be determined as of the applicable Valuation Date in accordance with Sections 416(g)(3) and (4) of the Code and Article 5 of this Plan. The determination of whether the Plan is top-heavy is subject to the following:

(i)	the Accounts under the Plan will be combined with the account balances or the present value of accrued benefits under each other plan in the required aggregation group and, in the Employer’s discretion, may be combined with the account balances or the present value of accrued benefits under any other qualified plan in the permissive aggregation group;

(ii)	the Accounts for an Employee as of the applicable determination date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the one-year period (five-year period in the case of a distribution made for a reason other than separation from service, death, or disability) ending on the applicable determination date;

(iii)	distributions under any plan that terminated within the five-year period ending on the applicable determination date shall be taken into account if such plan contained key employees and, therefore, would have been part of the required aggregation group; and

(iv)	if an individual has not performed services for the Employer or an Affiliated Employer at any time during the one-year period ending on the applicable determination date, such individual’s accounts and the present value of his accrued benefits shall not be taken into account.

(c)	For any Plan Year with respect to which the Plan is top-heavy, an additional Employer contribution shall be allocated on behalf of each Participant (and each Eligible Employee eligible to become a Participant) who is a non-key employee, and who has not separated from service as of the last day of the Plan Year equal to 3 percent of such individual’s remuneration. However, if the greatest percentage of remuneration contributed on behalf of a key employee under Section 3.01 for the Plan Year (disregarding any contributions made under Section 3.10 for the Plan Year) would be less than 3 percent, that lesser percentage shall be substituted for “3 percent” in the preceding sentence. Notwithstanding the foregoing provisions of this subparagraph (ii), no minimum contribution shall be made under this Plan with respect to a Participant (or an Eligible Employee eligible to become a Participant) if the required minimum benefit under Section 416(c)(1) of the Code is provided to him or her by any other qualified pension plan of an Employer or an Affiliated Employer. For the purposes of this subparagraph (ii), remuneration has the same meaning as set forth in Section 3.07(c).

13.07	Prevention of Escheat

If the Committee or its delegate cannot ascertain the whereabouts of any person to whom a payment is due under the Plan, the Committee or its delegate may, no earlier than three years from the date such payment is due, mail a notice of such due and owing payment to the last known address of such person, as shown on the records of the Committee or an Employer. If such person has not made written claim therefor within three months of the date of the mailing, the Committee or its delegate may, if it so elects and upon receiving advice from counsel to the Plan, direct that such payment and all remaining payments otherwise due such person be canceled on the records of the Plan and the amount thereof applied to reduce the contributions of the Employer. Upon such cancellation, the Plan and the Trust Fund shall have no further liability therefor except that, in the event such person or his or her beneficiary later notifies the Committee or its delegate of his or her whereabouts and requests the payment or payments due to him or her under the Plan, the amount so applied shall be paid to him or her in accordance with the provisions of the Plan.

13.08	Written Elections

Any elections, notifications or designations made by a Participant pursuant to the provisions of the Plan shall be made in a time and manner and to the party determined by the Committee or its delegate under rules uniformly applicable to all employees similarly situated. The Committee or its delegate reserves the right to change from time to time the time and manner for making notifications, elections or designations by Participants under the Plan if it determines after due deliberation that such action is justified in that it improves the administration of the Plan. In the event of a conflict between the provisions for making an election, notification or designation set forth in the Plan and such new administrative procedures, those new administrative procedures shall prevail.

13.09	Construction

(a)	The Plan shall be construed, regulated and administered under ERISA and the laws of the State of New Jersey, except where ERISA controls.

(b)	The masculine pronoun shall mean the feminine wherever appropriate.

(c)	The titles and headings of the Articles and Sections in this Plan are for convenience only. In the case of ambiguity or inconsistency, the text rather than the titles or headings shall control.

13.10	Electronic Transmission of Notices to Participants

Notwithstanding any provision of the Plan to the contrary, any notice required to be distributed to Participants, Beneficiaries, and alternate payees pursuant to the terms of the Plan may, at the direction of the Committee, be transmitted electronically to the extent permitted by, and in accordance with any procedures set forth in, applicable law and regulations.

SCHERING-PLOUGH EMPLOYEES’
SAVINGS PLAN

APPENDIX A
SPECIAL PROVISIONS APPLICABLE TO
TRANSFERRED CANJI, INC. EMPLOYEES

Notwithstanding any other provision of the Plan to the contrary, the provisions of this Appendix A shall take precedence and be applicable with respect to an individual who:

(i)	as of January 1, 1997 had been employed by Canji, Inc. for a period of at least ninety days and had attained age 18 (hereinafter referred to as a “Canji Employee”); and

(ii)	(a) previously was employed by Canji, Inc., (b) was a participant in the Canji, Inc. 401(k) Profit Sharing Plan on December 31, 1996, and (c) elected to roll his or her account balance in the Canji, Inc. 401(k) Profit Sharing Plan on December 31, 1996 (hereinafter referred to as the “Canji Account Balance”) into the Plan (hereinafter referred to as a “Former Canji Employee”).

1.	A Canji Employee shall become eligible to participate in the Plan effective January 1, 1997.

2.	A Former Canji Employee shall become a Participant of the Plan effective January 1, 1997.